Selected Financial and Operating Data	Exhibit 99.1

Year Ended December 31
(Dollars in Thousands, Except Per Share Data)	2001	2000	1999	1998	1997

Income Statement Data:
Interest income	$2,921,149	$2,453,899	$1,623,001	$1,126,277	$721,725
Interest expense	1,171,007	801,017	540,882	424,284	341,849

Net interest income	1,750,142	1,652,882	1,082,119	701,993	379,876
Provision for loan losses	1,120,457	812,861	426,470	288,841	270,550

Net interest income after
provision for loan losses	629,685	840,021	655,649	413,152	109,326
Non-interest income	4,463,762	3,065,110	2,386,364	1,495,355	1,073,103
Non-interest expense	4,058,027	3,147,657	2,464,996	1,464,586	876,976

Income before income taxes	1,035,420	757,474	577,017	443,921	305,453
Income taxes	393,455	287,840	213,926	168,690	116,072

Net income	$641,965	$469,634	$363,091	$275,231	$189,381
Dividend payout ratio	3.48%	4.43%	5.69%	7.46%	10.90%
Per Common Share:
Basic earnings	$3.06	$2.39	$1.84	$1.40	$0.96
Diluted earnings	2.91	2.24	1.72	1.32	0.93
Dividends	0.11	0.11	0.11	0.11	0.11
Book value as of year-end	15.40	9.94	7.69	6.45	4.55
Average common shares	209,866,782	196,477,624	197,593,371	196,768,929	198,209,691
Average common and common
equivalent shares	220,576,093	209,448,697	210,682,740	208,765,296	202,952,592

Selected Average Balances:
Securities	$3,038,360	$1,764,257	$2,027,051	$1,877,276	$1,650,961
Allowance for loan losses	(637,789)	(402,208)	(269,375)	(214,333)	(132,728)
Total assets	23,346,309	15,209,585	11,085,013	8,330,432	6,568,937
Interest-bearing deposits	10,373,511	5,339,474	2,760,536	1,430,042	958,885
Borrowings	8,056,665	6,870,038	6,078,480	5,261,588	4,440,393
Stockholders’ equity	2,781,182	1,700,973	1,407,899	1,087,983	824,077

Selected Year-End Balances:
Securities	$3,467,449	$1,859,029	$1,968,853	$2,080,980	$1,475,354
Consumer loans	20,921,014	15,112,712	9,913,549	6,157,111	4,861,687
Allowance for loan losses	(840,000)	(527,000)	(342,000)	(231,000)	(183,000)
Total assets	28,184,047	18,889,341	13,336,443	9,419,403	7,078,279
Interest-bearing deposits	12,838,968	8,379,025	3,783,809	1,999,979	1,313,654
Borrowings	9,330,757	6,976,535	6,961,014	5,481,593	4,526,550
Stockholders’ equity	3,323,478	1,962,514	1,515,607	1,270,406	893,259

Managed Consumer Loan Data:
Average reported loans	$17,284,306	$11,487,776	$7,667,355	$5,348,559	$4,103,036
Average off-balance sheet loans	18,328,011	11,147,086	10,379,558	9,860,978	8,904,146

Average total managed loans	35,612,317	22,634,862	18,046,913	15,209,537	13,007,182
Interest income	5,654,363	4,131,420	3,231,979	2,615,441	2,055,380
Year-end total managed loans	45,263,963	29,524,026	20,236,588	17,395,126	14,231,015
Year-end total accounts (000s)	43,815	33,774	23,705	16,706	11,747
Yield	15.88%	18.25%	17.91%	17.20%	15.80%
Net interest margin	9.40	11.11	11.12	10.09	8.88
Delinquency rate	4.95	5.23	5.23	4.70	6.20
Net charge-off rate	4.65	4.56	4.34	5.65	6.74

Operating Ratios:
Return on average assets	2.75%	3.09%	3.28%	3.30%	2.88%
Return on average equity	23.08	27.61	25.79	25.30	22.98
Equity to assets (average)	11.91	11.18	12.70	13.06	12.55
Allowance for loan losses to
loans as of year-end	4.02	3.49	3.45	3.75	3.76

Balances in bold and italics reflect impact of recoveries reclassification.